EXHIBIT 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
rfisher@webmd.net	jnewman@webmd.net
212-624-3817	212-624-3912
WebMD Announces Fourth Quarter Financial Results
Revenue Increases 64%, Adjusted EBITDA Increases 79%, Net Income Increases 45%
WebMD Raises 2007 Financial Guidance
WebMD’s Next-Generation Consumer Health Portal Launched Today
New York, NY (February 21, 2007) — WebMD Health Corp. (NASDAQ: WBMD) today announced financial results for the three months ended December 31, 2006.
Wayne Gattinella, President and Chief Executive Officer of WebMD, said: “I am extremely proud of our strong operating results for the fourth quarter, as WebMD increased its market position as the leading provider of health information for both consumers and physicians. We expect our momentum to continue with the increasing shift to online marketing and the industry trend towards consumer directed healthcare.”
Financial Summary
Revenue for the fourth quarter was $80.6 million compared to $49.1 million in the prior year period, an increase of 64%. Earnings before interest, taxes, depreciation, amortization, and other non-cash items (“Adjusted EBITDA”) for the fourth quarter increased 79% to $22.3 million or $0.38 per share compared to $12.4 million or $0.22 per share in the prior year period. Net income of $8.9 million or $0.15 per share for the fourth quarter includes $4.4 million of stock compensation expense due to the January 1, 2006 adoption of SFAS 123R. Without this expense, net income would have been $13.3 million or $0.23 per share compared to net income of $6.1 million or $0.11 per share in the prior year period.
Revenue for the year ended December 31, 2006 was $253.9 million compared to $168.9 million a year ago, an increase of 50%. Adjusted EBITDA for the year increased to $53.1 million or $0.91 per share compared to $28.4 million or $0.56 per share a year ago, an increase of 87%. Net income for the year was $4.5 million or $0.08 per share which includes $21.8 million of stock compensation expense due to the January 1, 2006 adoption of SFAS 123R. Without this expense, net income would have been $26.3 million or $0.45 per share, compared to $7.7 million or $0.15 per share a year ago.
As of December 31, 2006, WebMD had approximately $54 million of cash and investments. WebMD received an additional $140 million from its parent company, Emdeon Corporation, on February 6, 2007 in accordance with the tax sharing agreement between the two companies, related to the sale of certain businesses by Emdeon.
Operating Highlights

Online Services segment revenue was $76.1 million for the fourth quarter compared to $45.0 million in the prior year period, an increase of 69%. Advertising and sponsorship revenue increased 79% to $58.1 million. Private portal licensing revenue increased 57% to $17.3 million. Online Services segment Adjusted EBITDA increased 79% to $22.7 million compared to $12.7 million in the prior year period.
The WebMD Health Network continued to expand with the average number of unique users reaching 35.5 million per month and total traffic of 815 million page views during the fourth quarter, increases of 38% and 36%, respectively, from a year ago. In the fourth quarter, 626,000 continuing medical education (CME) programs were completed on the Network, an increase of 48% from the prior year period.
WebMD continued to expand its base of private Health and Benefits portals to large employers and health plans. During the fourth quarter, the Company implemented new online health platforms for large corporations and health plans, including Archer Daniels Midland Co., HealthNet, Inc., Pacific Source Health Plans, APWU Health Plan, Consumers Energy, Dun & Bradstreet, and IAC/Interactive Corp.
Publishing and Other Services segment revenue was $4.5 million for the fourth quarter compared to $4.1 million in the prior year period, an increase of 9%. Publishing and Other Services segment Adjusted EBITDA loss was ($410,000) compared to a loss of ($279,000) in the prior year period.
Increased Financial Guidance for 2007
WebMD has increased its financial guidance for 2007. The company expects:
•	Revenue of $336 million to $352 million, an increase of 32% to 39% over 2006

•	Adjusted EBITDA of $77 million to $84 million, or $1.28 to $1.40 per share, an increase of 45% to 58% over 2006, and

•	Net income of $21.0 million to $29.0 million, or $0.35 to $0.48 per share, an increase of approximately 360% to 540% over 2006
A schedule outlining the Company’s updated financial guidance is attached to this press release.
Next-Generation WebMD Consumer Health Portal Launched Today
After more than 18 months of investment in new technology development, design, data profiling and content integration, WebMD launched its next-generation consumer health portal today. As part of its new portal, WebMD will provide every user with access to a Personal Health Record as part of WebMD Health Manager, a free service that enables consumers to securely store and maintain their personal health history.
Mr. Gattinella said: “The new WebMD health portal introduces the next level of personalization, information, community and care that will dramatically enrich the user experience and further empower people to make more informed health decisions. The new WebMD site creates expanded opportunities for sponsor promotion and is expected to increase overall WebMD traffic through improved external search engine optimization.”
Additional highlights of the new site include:
•	WebMD Symptom Checker, which features an interactive graphic interface linked to clinical decision-support rules that help people pinpoint potential conditions associated with their physical symptoms.

•	WebMD Health Search, which delivers the highest level of relevant search results, with the ability to refine a health-related query for symptoms, diagnosis, treatment and care, prevention, and other related conditions.

•	WebMD Community Centers, which include more than 140 peer-to-peer health boards to help people benefit from the experiences of others with similar health needs, as well as Expert Blogs that give an even greater understanding of living with a particular health condition from some of the country’s pre-eminent experts in their respective fields.

•	60 new Health, Wellness and Lifestyle Centers, which guide a person through the most current symptom, treatment and care information for a particular health topic. Over 1,300 new, broadcast-quality health videos are featured within the centers, creating a more engaging user experience and a powerful new advertising format for sponsors.
Analyst and Investor Conference Call
As previously announced, WebMD will hold a conference call with investors and analysts to discuss their fourth quarter results at 4:45 pm (eastern) on February 21, 2007. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.
About WebMD
WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications. WebMD Health Corp. is a subsidiary of Emdeon Corporation (NASDAQ: HLTH).
The WebMD Health Network reaches more than 35 million visitors a month through its leading owned and operated health sites that include WebMD Health, Medscape, MedicineNet, eMedicine, eMedicine Health, RxList and theHeart.org.
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All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; our expectations concerning market opportunities and our ability to capitalize on them; and the amount and timing of the benefits expected from acquisitions, from new products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; relationships with customers and strategic partners; difficulties in integrating acquired businesses; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.
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WebMD®, WebMD Health®, Medscape®, eMedicine®, MedicineNet®, RxList® ;, Subimo®, Medsite®, The Little Blue Book® and Summex®, are trademarks of WebMD Health Corp. or its subsidiaries.